Exhibit 4.33

English Translation

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Contract No:

Wuyuan County Siji Qinghua Gongda Comprehensive Practice Education Camp Research Building and Siji Gongda Reception Center Project

Construction Project Contract

Section 1 Contract Agreement

Employer(full name): Wuyuan Siji Gongda Study Camp Travel Development Co., Ltd.

Contractor (full name): China Jingye Engineering Technology Co., Ltd.

In accordance with the Civil Code of the People's Republic of China , the Construction Law of the People's Republic of China and relevant laws and regulations, and in compliance with the principles of equality, voluntariness, fairness and good faith, the two parties have reached a consensus on the construction of the research and study complex building of the Four Seasons Qinghua Gongda Comprehensive Practice Education Camp in Wuyuan County and the Four Seasons Gongda Reception Center project and related matters, and have reached the following agreement:

I. Project Overview

1. Project name: Wuyuan County Siji Qinghua Gongda Comprehensive Practice Education Camp Research Building and Siji Gongda Reception Center Project .

2. Project location: Qinghua Town, Wuyuan County, Shangrao City, Jiangxi Province

3. Project approval number:2108-361130-04-01-174743

4. Source of funds: self-raised funds of the enterprise .

5. Project content: Wuyuan County Siji Qinghua Gongda Comprehensive Practice Education Camp Research Building and Siji Gongda Reception Center Project. Project Overview: The bidding content of this section is the construction of a new research and study complex building and Siji Gongda reception center. The research and study complex building is a new 4-story building with a total construction area of approximately 6703.41 square meters. Siji Gongda reception center is a new building with 5 floors above ground and 1 floor underground, with a total construction area of approximately 17939.22 square meters, an above-ground construction area of approximately 14696.64 square meters, and an underground construction area of approximately 3242.58 square meters. The scope of the bidding includes new construction projects such as each single structure, building (including facade decoration), water and electricity installation (pre-buried main and branch lines of water supply engineering, drainage engineering, and electrical engineering, meeting the rough acceptance standards), fire protection engineering, etc., among which HVAC engineering, intelligent engineering, interior fine decoration engineering, and landscaping engineering are not within the scope of this bidding. The detailed work content shall refer to the requirements of the client and the construction drawings.

6. Scope of project contracting:

Please refer to the construction drawings for detailed work content .

II. Contract duration

The research and study complex is 150 calendar days.

Completion Date: December 13, 2023.

Planned duration of Siji Gongda reception center: 180 calendar days. Completion Date: January 12, 2024.

If the total calendar days of the construction period are inconsistent with the construction period days calculated based on the aforementioned planned start and completion dates, the completion date shall prevail.

III. Quality Standards

The project quality meets the 100% acceptance rate standard for one-time acceptance (including supervision, random inspection by the contractor and acceptance by the quality supervision department). If the project fails to reach 100% acceptance rate for one-time acceptance due to the contractor's reasons, the contractor shall pay the contractor a penalty of 2% of the total settlement price (including the contractor's own construction part and the professional subcontracted construction part) , and shall also bear the responsibility for rectification of the project quality defects.

IV. Contract Price and Contract Price Form

1. The contract price is:

RMB (in capital letters) 49,178,400 (¥ 49,178,400 ). The above contract price is a provisional contract price. The settlement contract price format for this project is: Final settlement price = actual settlement total price * (1- 7% ). The above actual settlement total price is the total cost (including tax) entrusted by the contractor to the contractor to implement the project.

The calculation basis of the total price is as follows: The calculation of the settlement project quantity is based on the "Construction Project Quantity List Pricing Specification" GB50500-2013. The quota is based on the "Jiangxi Province Housing Construction and Decoration Engineering Consumption Quota and Unified Base Price Table (2017)", "Jiangxi Province General Installation Engineering Consumption Quota and Unified Base Price Table (2017)" and other current budget quotas in Shangrao City, Jiangxi Province. The rate uses the current budget quota supporting rate of Jiangxi Province. The period involved The inter-rate rates are all implemented according to the lower limit. The unit price of materials shall be calculated according to the material information price or market price in Wuyuan County, Shangrao City, Jiangxi Province in July 2023. Materials without material information price in Wuyuan County shall be calculated according to the material information price in Shangrao City in July 2023. Materials without quota reference sub-items, no document-specified rates, and Materials with no information value.The contractor shall submit a list and quotation of work items to be approved, and the approved price shall include the contractor's reasonable management fees and profits.Shall be implemented according to the prices approved by the tenderer and the full-process cost consulting unit. The unit price of labor shall be calculated in accordance with Document No. 5 of Gan Jianjia (2020), and the dust fee shall be calculated in accordance with Document No. 7 of Gan Jianjia (2019).

V. Project Manager

Contractor’s project manager: Tian Liyang , contact information: [***] , email: [***] .

VI. Contract Documents

This agreement together with the following documents constitute the contract documents:

(1) Notice of winning the bid;

(2) The bid letter and its appendices;

(3) Special contract terms and their annexes;

(4) General contract terms;

(5) Technical standards and requirements;

(6) Drawings;

(7) Priced bill of quantities or budget;

(8) Other contract documents.

All contract-related documents generated during the process of contract conclusion and performance constitute part of the contract documents.

The above-mentioned contract documents include the supplements and amendments made by the parties to the contract to the contract documents. For documents of the same category, the most recent signed one shall prevail.

VII. Commitment

1. The contractor promises to perform project approval procedures in accordance with legal provisions, raise funds for project construction, and pay the contract price in accordance with the time limit and method agreed in the contract.

2. The contractor promises to organize and complete the project construction in accordance with the legal provisions and contractual agreements, ensure the quality and safety of the project, not subcontract or illegally subcontract, and bear the corresponding project maintenance responsibilities during the defect liability period and warranty period.

3. If the employer and the contractor sign a contract through bidding, both parties understand and promise not to sign any other agreement that deviates from the substantive content of the contract for the same project.

VIII. Meaning of terms

The meanings of terms in this Agreement shall be the same as those given in Part 2 General Contract Terms.

IX. Signing Time

This contract sign in July 2023 .

X. Place of signing

This contract Qinghua Town, Wuyuan County, Shangrao City, Jiangxi Province Signed.

XI. Supplementary Agreement

For matters not covered in the contract, the parties to the contract shall sign a supplementary agreement separately, which shall be an integral part of the contract.

XII. Effectiveness of the Contract

This contract takes effect from After both parties sign and seal the agreement .

XIII. Number of Contracts

This contract is in one form ten All of them have the same legal effect. The employer shall hold six shares, and the contractor shall hold four shares.

The following is the signature and seal page

Employer: Wuyuan Siji Gongda Study Camp Travel Development Co., Ltd.(Official Seal)

Legal representative:

Agent:

Person in charge:

Telephone:

Organization Code:

Address:

Bank Name:

Account Number:

Contractor: China Jingye Engineering Technology Co., Ltd.(Official Seal)

Legal representative:

Agent:

Person in charge:

Tel: [***]

Organization code: 91110108102055141N

Address: No. 33 Xitucheng Road, Haidian District, Beijing

Bank Name: [***]

Account Number: ***

Section 2 General Contract Terms

The "Construction Project Construction Contract (Model Text)" ( GF-2017-0201 ) jointly issued by the Ministry of Housing and Urban-Rural Development and the State Administration for Industry and Commerce.

Section 3 Special Contract Terms

1. General Agreement

1.1 Definition of terms

1.1.1 Contract

1.1.1.10 Other contract documents include: 1. Relevant documents signed by both parties during the construction period; 2. Tender documents and annexes (Q&A minutes, supplementary documents to tender documents, bill of quantities); 3. Notice of winning the bid; 4. Agreement of this contract; 5. Special terms of this contract; 6. Bid and its annexes; 7. General terms of this contract; 8. Quality warranty; 9. Construction drawings and design changes; 10. Supplementary contract; 11. Other written documents agreed upon by both parties; 12. Standards, specifications and relevant technical documents.

1.1.2 Contracting Parties and Other Relevant Parties

1.1.2.4 Supervisor:

Name: ;

Qualification category and level: ;

Contact number: ;

Email: ;

Contact address: .

1.1.2.5 Designer:

Name: ;

Qualification category and level: ;

Contact number: ;

Email: ;

Contact address: .

1.1.2.6 Project Management:

Came: ;

Qualification category and level: / ;

Contact number: ;

Email: ;

Contact address: .

1.1.3 Engineering and Equipment

1.1.3.7 Other places that are part of the construction site include: At the contractor's discretion .

1.1.3.9 Permanent land occupation includes: Land within the site red line .

1.1.3.10 Temporary land occupation includes: The land within the red line of the site. The temporary land outside the red line is used for temporary facilities, and the contractor shall bear the relevant expenses .

1.3 Legal

Other regulatory documents applicable to the contract: Civil Code of the People's Republic of China , Construction Law of the People's Republic of China, Regulations on Construction Project Quality Management of the State Council of the People's Republic of China , "Several Opinions on Further Standardizing the City's Construction Market and Strengthening the Quality and Safety Management of Construction Projects", and other current laws, administrative regulations, departmental regulations, local regulations, and local rules related to the construction of this project .

1.4 Standards and specifications

1.4.1 Standards and specifications applicable to the project include: construction drawings and current relevant standards and specifications .

1.4.2 The names of foreign standards and specifications provided by the Employer: / ;

Number of copies of foreign standards and specifications provided by the Employer: / ;

The names of foreign standards and specifications provided by the Employer: / .

1.4.3 The Employer’s special requirements for the project’s technical standards and functional requirements: / .

1.5 Priority of Contract Documents

The composition and priority of the contract documents are as follows : 1. Construction contract agreement; 2. Notice of winning the bid; 3. Tender letter and its appendix; 4. Special contract terms and their annexes; 5. General contract terms; 6. Technical standards and requirements; 7. Drawings; 8. Priced bill of quantities or budget; 9. Other contract documents. All documents related to the contract formed during the contract conclusion and performance process constitute part of the contract documents. The above-mentioned contract documents include the supplements and modifications made by the parties to the contract to the contract documents. For documents of the same type, the latest signed one shall prevail.

1.6 Drawings and Contractor's Documents

1.6.1 Provision of drawings

The deadline for the Client to provide drawings to the Employer: 14 days before commencement of work;

The number of drawings provided by the Client to the Employer: 1 set of electronic version of the construction drawings and 4 sets of paper version of the construction drawings ;

Contents of the drawings provided by the employer to the Employer: a complete set of construction drawings that have passed the review; the drawings provided by the employer are only used for the construction of this project, and the contractor shall not use the drawings for other purposes .

1.6.4 Contractor's Documents

Documents that need to be provided by the contractor include: construction drawing budget, on-site construction organization design, construction plans for each sub-project, project warranty documents, etc. ;

The deadline for the contractor to provide the documents is as follows: the construction drawing budget shall be provided within 30 days after the Employer provides the construction drawings ; the on-site construction organization design shall be provided within 14 days before the start of the project; and the construction plan for each sub-project shall be provided within 7 days before the start of each sub-project ;

The number of documents provided by the contractor is: construction drawing budget (including one electronic document), on-site construction organization design and construction plan for each sub-project in quadruplicate ;

The documents provided by the contractor shall be in the form of: signed and sealed written documents bound into a book ;

The deadline for the contractor to review and approve the Employer’s documents: 10 days .

1.6.5 Preparation of on-site drawings

Agreement on preparation of on-site drawings: The conditions for construction are ready on site .

1.7 Contact

1.7.1 The Employer and the Contractor shall deliver to the other party any written correspondence, including notices, approvals, certifications, certificates, instructions, orders, demands, requests, consents, opinions, determinations and decisions related to the Contract within 3 days.

1.7.2 The place where the employer receives the documents: the employer’s representative office at the construction site ;

The recipient designated by the Employer is: Employer's On-site Project Manager .

The place where the contractor receives the documents: On-site project department ;

The recipient designated by the contractor is: Project Manager (Registered Construction Engineer) .

The place where the supervisor receives the documents: Supervisor's on-site office ;

The recipient designated by the supervisor is: Director .

1.10 Transportation

1.10.1 Rights of access to the site

Agreement on the right to enter and exit the site: The contractor shall inspect the construction site before signing the contract (including the site inspection stage when bidding), and reasonably foresee the ways, means, and paths required for entering and exiting the construction site for the construction of the project based on the scale and technical parameters of the project. The contractor shall bear the increased costs and (or) delayed construction period due to the contractor's failure to reasonably foresee .

1.10.3 On-site traffic

Agreement on the boundary between off-site traffic and on-site traffic: The contractor shall inspect the off-site traffic conditions on his own. If the off-site transportation facilities cannot meet the needs of the project construction, the contractor shall be responsible for improving them and the relevant costs shall be considered in the bid quotation .

Regarding the agreement that the Employer shall provide the contractor with on-site roads and transportation facilities free of charge to meet the needs of the project construction: the contractor shall consider it on his own .

1.10.4 Transportation of oversized and overweight items

The temporary reinforcement and reconstruction costs of roads and bridges required for transporting oversized or overweight items and other related costs shall be borne by contractor bear.

1.11 Intellectual Property

1.11.1 Ownership of the copyright of the drawings provided by the Employer to the Contractor, the technical specifications prepared by the Employer or commissioned by the Employer for the implementation of the Project, and the documents reflecting the Contractor's contract requirements or other documents of similar nature: the Employer .

Requirements on the use restrictions of the above documents provided by the Employer: Construction period .

1.11.2 Ownership of the copyright of the documents prepared by the contractor for the implementation of the project : the Employer .

Requirements for restrictions on the use of the above documents provided by the contractor: None .

1.11.4 The Contractor shall bear the royalties for the use of patents, proprietary technologies and technical secrets used in the construction process: Contractor undertakes.

1.13 Correction of errors in the bill of quantities

Should the contract price be adjusted when there are errors in the bill of quantities or the description of the bill is unclear? During settlement, the total contract price will be adjusted based on the actual workload of the confirmed completion drawings. .

The scope of deviation of the engineering quantity within which the contract price is allowed to be adjusted: Adjusted according to the actual workload of the confirmed completion drawings .

2. Employer

2.1 The parties agree that the Employer shall do other work:

① The Employer shall notify the Contractor in writing to rectify any violation of the terms and conditions of this Contract or relevant national regulations during the performance of the Contract. If the Contractor still fails to comply with the written notice within 5 days after the issuance of the written notice, the Employer shall have the right to directly invite others to perform any work required by the written notice. The Employer may claim all expenses incurred by such invitation and related losses of the Employer from the Contractor or deduct them from the amount payable or due to the Contractor under this Contract .

② When the Employer notifies the Contractor in writing regarding matters related to the Project, if the Contractor requires the Employer to indicate in writing the clause basis for the relevant matters in the notice, the Employer shall immediately handle it according to this requirement. If the clause basis is true, the Contractor shall immediately confirm and comply with it in writing .

③ The notice of the Employer must be issued in written form, and the notice shall be stamped with the official seal of the Employer's infrastructure department or the official seal of the contractor whose effectiveness is not less than that of the infrastructure department. The contractor shall make a written request for confirmation from the Employer (stamped with the contractor's official seal) within 3 days after receiving the notice. If the Employer does not raise any written objection within 3 days after receiving the contractor's request for confirmation, the notice shall take effect at the end of the 3-day period.

If the employer urgently issues a verbal notice to the employer due to time constraints, the contractor shall request confirmation by email within 24 hours of receiving the notice. If the employer does not raise any written objection within 48 hours of receiving the contractor's request for confirmation, the notice shall take effect upon the expiration of the 48 hour period.

2.2 Employer’s Representative

Employer's Representative:

Name: Mi Guoqiang ;

ID number: [***];

Occupation Duties: Project leader ;

contact number: [***] ;

email: [***] ;

contact address: No.1 Huangcun, Qinghua Town, Wuyuan County, Shangrao City.

The scope of authorization of the Employer to the Employer's Representative is as follows: Responsible for the overall organization and coordination of on-site construction, as well as engineering changes, confirmation of on-site visas and other construction-related work .

2.4 Provision of construction site, construction conditions and basic information

2.4.1 Provide construction site

Regarding the deadline for the Employer to hand over the construction site: Negotiate separately according to the construction site conditions .

2.4.2 Provide construction conditions

The Employer shall be responsible for providing the conditions required for construction, including: Negotiate separately .

2.5 Proof of source of funds and payment guarantee

The deadline for the Employer to provide proof of source of funds: None .

Does the Employer provide payment guarantee? No .

The form of payment guarantee provided by the Employer: None .

3. Contractor

3.1 General Obligations of the Contractor

(9) Contents of the completion documents submitted by the contractor: Completion documents and completion drawings that comply with the binding standards specified by the Shangrao City Urban Construction Archives of Jiangxi Province .

Number of sets of completion documents that the contractor needs to submit: 4 sets of completion data (including various test reports, etc.) and completion drawings (one set must be original) and one set of electronic documents .

Costs of completion documents submitted by the contractor: Contractor (including relevant testing fees required for documents in Shangrao City, Jiangxi Province , etc., which shall be borne by the contractor) .

Handover time of completion documents submitted by the contractor: The contractor shall hand over the project within 15 days before submitting the acceptance report after the project is completed and self-inspection is passed. .

Requirements for the completion documents submitted by the contractor: 4 sets of written materials and 1 set of electronic documents .

Requirements for office and living houses and facilities provided to the Employer: One on-site office room shall be provided free of charge to the Employer, supervision unit, investment supervision unit ( if any ) and project management unit ( if any ), and each room shall be equipped with office furniture, air conditioners and other necessary office equipment.

(10) Other obligations that the contractor shall perform:

a) After signing this Contract, the Contractor shall cooperate with the Employer to promptly complete all necessary construction procedures (including safety supervision, city appearance, fire protection, sanitation, etc.) with the relevant local government departments, carry out the work continuously and unremittingly, and accept supervision and inspection by the Employer, the Project Management Unit ( if any ) and the Supervision Unit;

b) Provide and maintain lighting and fencing facilities for night and non-night construction according to the needs of the project. Responsible for the safety of all personnel on the construction site during the entire process of project construction, completion and warranty. Except for injuries and deaths caused by intentional or gross negligence of the Employer, engineers or employees, the Employer shall not be liable for compensation or compensation for injuries and deaths of workers or other personnel employed by the contractor and its subcontractors;

c) Comply with the management regulations of the relevant competent departments of the local government on construction site traffic, construction noise, protection and safety production, etc., go through the relevant procedures as required, bear the corresponding expenses and bear the fines caused by the contractor's responsibility;

d) Before the completed project is delivered to the Employer, the Contractor shall be responsible for the protection of the completed project (including all completed projects or finished objects or equipment and facilities of the Subcontractor). If any damage occurs during the protection period, the Contractor shall repair it at its own expense;

e) Ensure that the construction site is clean and in compliance with the relevant regulations on environmental sanitation management, and be responsible for cleaning up the construction waste or domestic garbage placed at the designated location by the subcontractor. Clean up the site before handing over the work until the Employer is satisfied. Construction wastewater must be treated on site before being discharged into the city sewer, and all wastewater discharge must comply with the local construction site or Jiangxi Province 's relevant wastewater discharge standards;

f) Responsible for providing care and coordination for professional subcontractors and independent subcontractors; handling the relationship with units and residents around the construction site, taking all means and measures to eliminate interference or impact on surrounding residents, environment, traffic or adjacent facilities, and ensuring completion on schedule;

g) Provide construction management and cooperation to professional subcontractors and independent subcontractors. The contractor's construction management and cooperation include (but not limited to): quality, progress, information, acceptance, coordination, site safety, civilized public security, etc. The contractor shall provide the following (but not limited to) water, electricity, temporary facilities, finished and semi-finished product protection, etc. for all subcontractors. In addition, the facilities and transportation tools provided must be safe and operate efficiently. If the contractor does not have the facilities required by the subcontractor, the subcontractor shall solve the problem on his own;

h) If the project requires, the contractor shall provide the existing on-site facilities for use by the subcontractor. The Employer shall not bear any expenses arising from this. If the Contractor does not possess the necessary facilities required by the subcontractor, the subcontractor shall resolve this matter independently;

i) If the subcontract agreement is delayed due to the Contractor's reasons, the Contractor shall bear the responsibility;

j) The Contractor is responsible for coordinating and resolving conflicts in comprehensive pipeline construction among various systems within the contracting scope. If the Contractor fails to timely coordinate and resolve such conflicts, resulting in mutual interference or collisions of comprehensive pipelines among various systems, all costs and delays shall be borne by the Contractor;

k) The Contractor is responsible for managing vertical transportation lifting machinery within the contracting scope, and proposing vertical transportation lifting plans and construction measures for cross-construction in the construction organization design. If the Contractor's vertical transportation lifting plans and construction measures are unreasonable, or if the contractor manages the vertical transportation lifting machinery poorly, all costs and delays resulting therefrom shall be borne by the Contractor;

l) The Contractor must obtain the Employer's consent for the dismantling time of exterior wall scaffolding, and dismantle it according to the plan confirmed by the Employer. If the Contractor dismantles the scaffolding without authorization according to the plan, all costs and delays incurred shall be borne by the Contractor;

m) Participation in construction drawing review and design disclosure; preparation and implement the "Construction Management Guidelines for General Contractors"; manage, coordinate, supervise and review subcontractor construction reports; organize on-site construction; prepare construction schedules; handle construction technical issues; quality management, safety management and public security management during the construction process; standardized and civilized management of construction sites and product protection; construction site management; construction material management; liaise with government departments related to construction and implement government department laws and regulations; meet the reasonable requirements of the Employer within the scope of the contract; collect and compile construction technology, quality and other information and documents; collect and compile construction video materials; prepare and review completion drawings; coordinate and cooperate with construction quality acceptance and assessment work; prepare construction summaries and project instructions; return visits and warranty maintenance for project quality after delivery and use; submit the project construction management outline to the Employer within 7 days before the construction of each sub-project; regularly organize and arrange project coordination meetings, etc.;

n) The Contractor shall bear the legal liability for expenses, liabilities, losses, claims or lawsuits for personal injury or property loss directly or indirectly caused by the construction within the scope of the Contractor during the construction of this Project (except for those responsible and under circumstances other than the Contractor);

o) The Contractor shall be fully responsible for the accidents or casualties of its employees. The Employer shall not be legally liable for any accident or casualty of any person, whether or not such person is employed by the Contractor, and the Contractor shall indemnify the Employer from any related claims, demands, litigation, costs, expenses and expenditures. The Contractor shall purchase the appropriate insurance and pay the relevant fees.

P) The contractor must fully consider the normalized impact of the COVID-19 epidemic on project construction. When bidding, the contractor should fully consider the materials and related epidemic prevention measures required for epidemic prevention and control, as well as the related costs of machinery downtime losses, personnel stagnation, and material price increases caused by the epidemic on project construction. It is assumed that the above-mentioned related costs have been fully considered in the bid quotation, and no claims may be made due to increased costs caused by the COVID-19 epidemic.

3.2 Project Manager

3.2.1 Project Manager:

Name: Tian Liyang ;

ID number: *** ;

Construction engineer professional qualification level: Level 1 ;

Constructor registration certificate number: Beijing 1112019202007104 ;

Construction engineer professional seal number: Beijing 1112019202007104 (00) ;

Safety production assessment certificate number: Jingjianan B (2020) 0184558 ;

Contact number: *** ;

Email; ***

Mailing address: *** ;

The scope of authorization granted by the contractor to the project manager is as follows: fully responsible for the organization and construction arrangement of on-site construction personnel, materials, and equipment, on-site construction coordination, and handling of all other matters related to the project undertaken by the contractor .

Regarding the time requirements for the project manager to be on the construction site each month: At least 5 days a week .

Liability for breach of contract by the contractor for not submitting a labor contract and not paying social insurance certificates for the project manager: The employer has the right to request the replacement of the project manager, and the increased costs and/or delayed construction period shall be borne by the contractor. At the same time, since the contractor failed to ensure that the project manager is permanently stationed at the construction site, he shall bear the liability for breach of contract for leaving without authorization in accordance with the following paragraph .

Liability for breach of contract if the project manager leaves the construction site without approval: The project manager must ensure that he is always present at the construction site. If he needs to ask for leave for something, he can leave the construction site only with the permission of the Employer. If he leaves without permission, he will be fined RMB 5,000 per time .

3.2.3 Liability for breach of contract by the contractor for changing the project manager without authorization: To ensure the quality of the project, the project manager must be in place after winning the bid. The project manager cannot be replaced without the approval of the Employer. If the contractor really needs to replace the project manager, it must notify the Employer in writing 14 days in advance. If the project manager is replaced without the consent of the Employer, in addition to the liquidated damages of RMB 100,000 , the Employer reserves the right to terminate the construction contract. .

3.2.4 The contractor’s liability for breach of contract if it refuses to replace the project manager without justifiable reasons: liquidated damages of 1% of the total contract amount shall be imposed .

3.3 Contractor Personnel

3.3.1 Deadline for the contractor to submit the report on the arrangement of the project management organization and construction site management personnel: within 14 days .

3.3.3 Liability for breach of contract if the contractor refuses to replace the main construction management personnel without justifiable reasons: A penalty of 0.1% of the total contract amount will be imposed and the contractor will no longer be required to approve progress payments until the contractor is replaced. .

3.3.4 Approval requirements for the contractor's main construction management personnel to leave the construction site: must be approved by the project manager .

3.3.5 Liability for breach of contract if the contractor replaces the main construction management personnel without authorization: The Employer has the right to impose a penalty of RMB 50,000 or even terminate the construction contract. .

The contractor’s main construction management personnel’s liability for breach of contract if they leave the construction site without authorization: a penalty of RMB 2,000 per day .

3.5 Subcontracting

3.5.1 General provisions on subcontracting

Projects that are prohibited from subcontracting include: subcontracting is prohibited without the consent of the Employer

Scope of main structure and key work: / .

3.5.2 Determination of Subcontracting

Specialized projects that are allowed to be subcontracted include: Same as general terms, all subcontracts must be approved in writing by the Employer .

Other agreements on subcontracting: The contractor is not allowed to subcontract or illegally subcontract under any name in this project. If the contractor subcontracts the project or subcontracts it without the consent of the Employer or illegally subcontracts it, the Employer has the right to order it to leave the project and the contractor shall pay the Employer a liquidated damages of RMB 200,000 per time. The Employer has the right to unilaterally cancel the contractor's qualification to win the bid and terminate the relevant contract. The contractor shall bear the resulting responsibilities and losses caused to the contractor. At the same time, the contractor agrees to unconditionally compensate the losses caused to the Employer in full.

3.5.4 Subcontract Price

Agreement on the payment of the subcontract price: The contractor shall pay the subcontractor according to the payment method of the subcontract. .

3.6 Project supervision and protection of finished and semi-finished products

The start time when the contractor is responsible for taking care of the project and the materials and equipment related to the project is: After the relevant materials and equipment are brought in, the property is handed over and taken over. .

3.7 Performance Guarantee

Whether the contractor provides performance guarantee: yes .

The form, amount and term of the performance guarantee provided by the contractor: After the notice of winning the bid is issued and before the contract is signed, the original copy of the insurance bond and performance bond issued by the contractor shall be provided, with the amount being 10% of the total contract price . If the winning bidder fails to provide a valid performance bond in accordance with the above provisions, the tendering unit has the right to determine other winning bidders as the winning bidders, or to re-tender. The performance bond is valid until 28 days after the project is completed and accepted and meets the project quality standards specified in the agreement.

4. Supervisor

4.1 General provisions for supervisors

About the supervision content of the supervisor: Complete all work contents within the scope of the construction drawings of this project, including the work contents implemented by the contractor (including the contractor's subcontracts) and the engineering contents implemented by the professional contractor .

Regarding the supervisor’s supervisory authority: Perform on-site supervision obligations in accordance with the provisions of the supervision contract .

Agreement on the provision of office space and living quarters for the supervisor at the construction site and the payment of expenses: The supervisor's office and living quarters at the construction site shall be provided and paid for by the contractor, and the supervisor shall be responsible for the management expenses of the relevant personnel. .

4.2 Supervisors

Chief Supervisor Engineer:

Name: ;

Title: ;

Supervision Engineer Qualification Certificate Number: ;

Contact number: ;

Email: ;

Contact address: ;

Other agreements regarding the supervisor: see the supervision contract for this project.

4.4 Agreed or determined

When the Employer and the Contractor cannot reach an agreement through negotiation, the Employer authorizes the Supervisor to determine the following matters :

5. Project quality

5.1 Quality requirements

5.1.1 Special quality standards and requirements: The project quality reached a 100% acceptance rate in one inspection . (Including supervision, random inspection by the construction unit and acceptance by the quality supervision department). If the construction quality does not meet the above commitment, the liquidated damages will be calculated based on the total settlement price (including the contractor's own construction part and the professional subcontracted construction part) according to the percentage of the bid commitment, and the liquidated damages ratio is 2% .

5.3 Hidden Project Inspection

5.3.2 The deadline for the contractor to notify the supervisor in advance of the hidden works inspection: 24 hours in advance .

If the supervisor is unable to conduct the inspection on time, he/she should submit a written request for extension 48 hours in advance.

The maximum extension period is: 48 hours.

6. Safe and civilized construction and environmental protection

6.1 Safe and civilized construction

6.1.1 Agreement on project safety production targets and related matters: In addition to the general terms, the safety construction of this project shall also be carried out in accordance with the Jiangxi Shangrao City Construction Project Contracting Safety Management Agreement or requirements in the contract annex . Among them, safety protection shall also be implemented in accordance with the Jiangxi Shangrao City Construction Project Safety Protection and Civilized Construction Measures Cost Management Interim Regulations, and the safety protection measures fee shall be used by the contractor. .

6.1.4 Special Agreement on Public Security Protection: Same as general terms .

Agreement on the preparation of a construction site security management plan: Same as general terms .

6.1.5 Civilized construction

Requirements of the contracting parties for civilized construction: The general contractor shall ensure that the construction site is fully enclosed, and construction safety shall be the responsibility of a full-time certified safety officer. .

6.1.6 Agreement on the payment ratio and payment period of safe and civilized construction fees: Same as general terms .

6.1.7 Agreement on the payment ratio and payment period of safety and civilized construction fees: Prepay the total amount of safety and civilized construction fees to the contractor (this fee is already included in the advance payment).

7. Construction period and progress

7.1 Construction organization design

7.1.1 Other contents of the construction organization design agreed upon by the parties to the contract should include: Construction general contracting management and service plan, project risk analysis and response plan .

7.1.2 Submission and modification of construction organization design

Agreement on the deadline for the contractor to submit detailed construction organization design: No later than 14 days before the official start of construction .

The deadline for the employer and the supervisor to confirm or put forward modification opinions after receiving the detailed construction organization design: Within 10 days after receiving the written text of the construction organization design .

7.2 Construction schedule

7.2.2 Revision of construction schedule

The deadline for the Employer and the Supervisor to confirm or put forward modification opinions after receiving the revised construction schedule: Executed under general terms .

7.3 Start of construction

7.3.1 Preparation for construction

Regarding the deadline for contractors to submit project commencement report forms: Executed under general terms .

Other preparatory work to be completed by the Employer and the deadlines: Executed under general terms .

Other preparatory work to be completed by the contractor and the deadlines: Executed under general terms .

7.3.2 Notice of commencement of work

If the supervisor fails to issue the commencement notice within 90 days from the planned commencement date due to the employer's reasons, the contractor has the right to request a price adjustment or terminate the contract.

7.4 Measurement and layout

7.4.1 The deadline for the Employer to provide the Contractor with the measurement benchmark points, baselines and leveling points and their written materials through the Supervisor is: To be determined by the contractor .

7.5 Construction Delay

7.5.1 Delay in construction period due to the Employer's fault

(7) Other circumstances where the construction period is delayed due to the Employer’s fault: / .

7.5.2 Delay in construction period due to the contractor's fault

If the construction period is delayed due to the contractor's reasons, the calculation method of liquidated damages for overdue work is as follows: For each day of delay in the construction period, a penalty of 0.1% of the contract price will be imposed. .

If the construction period is delayed due to the contractor's fault, the upper limit of liquidated damages for overdue construction is: The maximum penalty for delay in construction period shall not exceed 3% of the total contract price . .

Other circumstances where both parties agree that the construction period will be extended:

In the following circumstances, the contractor shall submit a report on the delay to the employer within 7 days. The employer shall reply in writing within 7 days after receiving the report submitted by the contractor to confirm or not confirm, or require the contractor to provide further information. If the employer fails to reply in writing after the deadline, the contractor may regard the submitted report as confirmed by the employer, but the contractor shall still take positive measures to protect the finished products of the completed project .

(1) Fire, flooding, explosion, etc. caused by reasons other than the contractor;

(2) The continuous water and power outage exceeds 24 hours due to reasons not attributable to the contractor;

(3) Factors that are unforeseeable by both parties and do have a serious impact on the construction period, such as underground obstacles, greening transplantation and cultural relics treatment, but the removal of general obstacles should not affect the construction period;

(4) The project is suspended or delayed in accordance with national policies and government regulations;

(5) Force majeure;

(6) Other circumstances stipulated in the contract where the employer agrees to extend the construction period.

If the construction period is delayed due to major design changes and is actually proved to be necessary, the Employer and the Contractor shall negotiate on a fair basis. After both parties reach an agreement, the Employer shall give the Contractor a written notice of the additional construction period (calendar days).

7.6 Unfavorable Material Conditions

Other circumstances and related agreements of adverse material conditions: Same as general terms .

7.7 Abnormally severe weather conditions

The Employer and the Contractor agree that the following situations shall be regarded as abnormally severe weather conditions : none

7.9 Early Completion Bonus

7.9.1 Rewards for Early Completion: Same as general terms .

7.9.2 The contractor's proposal for early completion approved by the employer shall ensure the quality of the project and construction safety, and shall go through the formalities for filing the contract change for shortening the construction period. If the shortened construction period exceeds 15% (including 15% ) of the original construction period standard, the contractor shall organize experts to evaluate the construction period and issue a construction period evaluation report approved by the experts.

8. Materials and Equipment

8.4 Storage and use of materials and engineering equipment

8.4.1 Costs of storage of materials and equipment supplied by the Employer: The Employer does not provide any materials or equipment for this project. The Contractor is responsible for the purchase, transportation and storage of all items. The relevant costs have been included in the quotation when bidding.

8.6 Samples

8.6.1 Submission and sealing of samples

The contractor is required to submit samples of materials or engineering equipment, and the type, name, specification and quantity of the samples are as follows: To meet the project requirements , equipment and materials shall be sealed according to the client's requirements and kept by the supervision unit .

8.8 Construction equipment and temporary facilities

8.8.1 Construction equipment and temporary facilities provided by the contractor

Agreement on the cost of building temporary facilities: This construction site provides temporary land for food and accommodation, and the area outside the red line shall not be occupied. The contractor should fully consider the conditions for building temporary facilities when bidding, surveying and preparing the construction organization design, and consider the relevant costs in the bid quotation.

9. Testing and Inspection

9.1 Test equipment and test personnel

9.1.2 Test equipment

Test sites that need to be configured at the construction site: none .

Test equipment required at the construction site: none .

Other test conditions required at the construction site: none .

9.4 On-site process test

Agreements on on-site process tests: Same as general terms .

10. Changes

10.1 Scope of Changes

Agreement on the scope of change:

(1) Changes in project quantities;

(2) Design changes;

(3) Technical verification;

(4) On-site visa;

(5) As-built drawings and materials .

10.4 Changes in valuation

10.4.1 Change of Valuation Principles

Agreement on changes to valuation : Settlement based on actual price* (1-total price reduction rate), the principle of settlement based on actual price is the same as the principle agreed in the contract agreement. Complete change procedures must be completed to be included in the settlement scope, that is, the project change contact form and project certification form signed and sealed by the construction unit, design unit, supervision unit, cost consulting unit, and construction unit must be completed before it can be included in the settlement scope. Only the project change contact form will not be used as the basis for settlement. The project contact form and project certification form must be completed at the same time to be included in the settlement scope as complete settlement basis materials, otherwise it will not be calculated.

10.5 Contractor’s Rational Proposal

The deadline for the supervisor to review the contractor's rationalization proposal: none .

The deadline for the employer to review and approve the contractor's rationalization proposal: none .

The method and amount of reward for the contractor's rationalization proposal that reduces the contract price or improves the economic benefits of the project are: none .

10.7 Provisional Estimates

none .

10.7.1 Provisional Price Projects that Must Be Tendered According to Law

The confirmation and approval of provisional price projects that must be tendered according to law shall be determined by the second method . The provisional price contract shall be signed by the contractor and the successful bidder and reported to the Employer for record.

10.7.2 Provisionally estimated projects that are not subject to bidding according to law

The confirmation and approval of provisionally estimated projects that are not subject to bidding according to law shall be determined by the first method .

Method 3 : Provisional price project directly implemented by the contractor

Agreement on provisionally estimated price projects directly implemented by the contractor: none .

10.8 Provisional Amount

Agreement between the parties to the contract on the use of the provisional amount: Used by the Employer .

11. Price Adjustment

11.1 Adjustments due to market price fluctuations

Whether the contract price should be adjusted based on market price fluctuations: adjustment.

During the performance of the contract, if the fluctuation of material prices affects the contract price, the materials shall be adjusted and settled according to the following methods.

The main methods for adjusting the prices of building materials are as follows:

The main building materials with information guidance prices will be adjusted using the prices of Shangrao or Wuyuan Engineering Construction Cost Information Network (for those with Wuyuan information prices at the same time, priority will be given to referring to Wuyuan information prices). Specific adjustment method: The material information price in the current month of project commencement should be used as the benchmark price. If the weighted average information price of similar materials by the contractor during the construction period is lower than or higher than the benchmark price, and the increase or decrease in material unit price during the contract performance period exceeds 5% based on the benchmark price, the excess part shall be adjusted according to the actual situation.

The weighted average information price of materials during the construction period is calculated using the following formula:

The weighted average information price of materials during the construction period is ≥ (monthly actual usage x monthly material information price)/total usage of similar materials.

12. Contract Price, Measurement and Payment

12.1 Contract Price Form

1. Final settlement price = actual settlement total price * (1- 7% ). The above actual settlement total price is the total cost (including tax) entrusted by the Employer to the contractor to implement the project.

Calculation basis for the total settlement price based on actual costs: The settlement project quantity is calculated based on the "Construction Project Quantity List Pricing Specification" GB50500-2013, and the quota applies the "Jiangxi Province Housing Construction and Decoration Engineering Consumption Quota and Unified Base Price Table (2017)" and "Jiangxi Province General Installation Engineering Consumption Quota and Unified Base Price Table (2017)" and other current budget quotas in Shangrao City, Jiangxi Province. The rate uses the current budget quota supporting rate of Jiangxi Province. The rates for the involved periods are all implemented at the lower limit. The unit price of materials is calculated based on the material information price or market price of Wuyuan County, Shangrao City, Jiangxi Province in July 2023. Materials in Wuyuan County without material information prices are calculated based on the material information price of Shangrao City in July 2023. There is no quota reference sub-item, no document-specified rate, and no information price material ,the contractor shall submit a list of work items and a quotation for approval The approved price should include the contractor's reasonable management fees and profits.The unit price of labor is calculated in accordance with Document No. 5 of Gan Jianjia (2020), and the dust fee is calculated in accordance with Document No. 7 of Gan Jianjia (2019). If this project has professional subcontracts that require cooperation from the general contractor, According to the pricing standards for the list, if the tenderer only requires general contracting management and coordination of the subcontracted professional engineering, it shall be calculated at 1.5% of the estimated cost of the subcontracted professional engineering; When the tenderer requires the general contracting management and coordination of the subcontracted professional engineering, and also requires the provision of cooperation services, the cost of the subcontracted professional engineering shall be calculated at 3% to 5% of the estimated cost based on the cooperation service content listed in the bidding documents and the requirements proposed; 3) If the tenderer supplies materials on their own, the calculation shall be based on 1% of the value of the materials supplied by the tenderer.whether it needs to be included in the general contractor's cooperation fee will be proposed by the general contractor, and the general contractor service fee can only be calculated after confirmation by the construction unit.

12.2 Advance Payment

12.2.1 Payment of Advance Payment

Advance payment ratio or amount: There is no advance payment for this project . Advance payment period : / .

Method of deducting advance payment: / .

Note: Before applying for advance payment for the project according to the contract:

Before applying for the construction payment according to the contract: Party B must provide the account information of the special account for the project established in the bank designated by Party A, as well as the account information of the special account for the wages of migrant workers for this project that complies with the relevant provisions of the "Several Opinions on Further Strengthening the Employment Management in the Engineering Construction Field of this City (Trial)" (Shanghai Jiaojian [2018] No. 1069 and Shanghai Salary Joint Office [2018] No. 6)

Amount (in Capital): (RMB);

(RMB).

12.2.2 Advance Payment Guarantee

Deadline for contractor to submit advance payment security: / .

The advance payment guarantee is in the form of: / .

12.3 Measurement

12.3.1 Measurement principles

Calculation rules for engineering quantities: Specification for Pricing of Construction Project Bill of Quantities ( GB-50500-2013 ) .

12.3.2 Metering cycle

Agreement on measurement cycle: Within 7 days after the completion of each construction node , the contractor shall submit to the employer “ Project payment application ” and" Image Progress Description File" wait .

12.3.3 Measurement of Unit Price Contracts

Agreement on measurement of unit price contracts: Same as general terms .

12.3.4 Measurement of Lump Sum Contracts

Agreement on measurement of lump sum contract: / .

12.3.5 Where lump sum contracts adopt payment breakdown table for measurement, whether the measurement is carried out in accordance with the provisions of Item 12.3.4 [Measurement of lump sum contracts]: / .

12.3.6 Measurement of other price contracts

Measurement methods and procedures for other price forms: / .

12.4 Progress Payment

12.4.1 Payment Cycle

Agreement on payment cycle:

(1) Payment period for the research and study complex building: The construction drawing budget shall be prepared and reviewed within one month after winning the bid. The monthly progress payment shall be paid according to 60% of the actual completed workload reviewed and confirmed by the supervision unit, cost consulting unit and construction unit. After the project construction is completed and the final acceptance is qualified, the payment shall be made to 70% of the reviewed budget amount . After the project settlement and valuation is completed, the payment shall be made to 95 % of the settlement and valuation amount . The remaining 5 % of the settlement and valuation amount shall be used as a quality guarantee for a period of two years. After the expiration of the period and if there is no quality problem, Party A shall pay it without interest. Among them, a special account must be opened for the wages of migrant workers, and the funds shall be used for special purposes only and shall not be used for other purposes.

(2) Siji Gongda Payment node of the reception center: The construction drawing budget shall be prepared and reviewed within one month after winning the bid. The monthly progress payment shall be paid according to 60% of the actual completed workload reviewed and confirmed by the supervision unit, cost consulting unit and construction unit. After the project construction is completed and the final acceptance is qualified, the payment shall be made to 70% of the reviewed budget amount . After the project settlement and valuation is completed, the payment shall be made to 95 % of the settlement and valuation amount . The remaining 5 % of the settlement and valuation amount shall be used as a quality guarantee for a period of one year. After the expiration of the period and if there is no quality problem, Party A shall pay it without interest. Among them, the wages of migrant workers must be opened in a special account, and the funds shall be used for special purposes only and shall not be used for other purposes.

(3) Before payment of the project fee at each node, the general contractor shall submit a complete and accurate "Project Payment Application" and other valid documents in accordance with the contract, which shall be confirmed in writing by the chief supervisor engineer and submitted to the employer for review. The employer shall complete the review within 7 working days from the date of receipt of the above information, confirm the completed work volume (if the completed work volume report submitted by the general contractor does not meet the quality standards agreed in the contract, the employer shall stop paying the project fee and all consequences shall be borne by the general contractor), and issue a payment notice to the general contractor. The general contractor shall issue a special value-added tax invoice to the employer in accordance with the employer's payment notice, and the employer shall pay the progress payment to the general contractor within 14 working days from the date of receipt of the special value-added tax invoice.

(4) If there are any fees paid by the Employer on behalf of the Contractor during the performance of the contract, such as equipment and materials provided by Party A, or specialized subcontracted projects, they shall be deducted from the engineering payment of the General Contractor after confirmation by both parties. Changes in costs caused by design changes, on-site visas, etc. during the period Pay proportionally with the current progress payment.

(5) For specialized subcontracted projects, the contract, pricing method and settlement principles shall be separately confirmed by the employer and the contractor based on the content and method of the specialized project.

12.4.2 Special Account System for Migrant Workers’ Wages

In the field of engineering construction, a separate account management system is implemented for labor costs and other project funds.

The Employer and the contractor shall pay the labor costs in full on a monthly basis. The Employer shall, in accordance with the contract agreement, promptly transfer the labor costs to the special account for migrant workers' wages opened by the contractor.

For specific operating methods, please refer to Shanghai Salary Joint Office (2018) No. 6 .

12.4.3 Preparation of Progress Payment Application

Agreement on the preparation of progress payment application form: Same as general terms .

12.4.4 Submission of Progress Payment Application

(1) Agreement on the submission of progress payment application form for unit price contract: Report by completion node .

(2) Agreement on submission of progress payment application form for lump sum contract: / .

(3) Agreement on submission of progress payment application form for contracts with other price forms: / .

12.4.5 Review and Payment of Progress Payments

(1) Time limit for the supervisor to review and submit the report to the Employer: Same as general terms .

The deadline for the Employer to complete the approval and issue the Progress Payment Certificate: Same as general terms .

(2) Time limit for the Employer to pay progress payments: Same as Special Terms 12.2.1 and 12.4.1 .

The calculation method of liquidated damages for late payment of progress payment by the contractor is as follows: Same as Special Provisions 16.1.2 (2) .

13. Acceptance and engineering commissioning

13.1 Acceptance of Parts and Items of the Project

13.1.2 If the supervisor is unable to conduct acceptance on time, he shall submit a written request for extension 24 hours in advance.

The maximum extension period is: 48 hours.

13.2 Completion Acceptance

13.2.2 Completion acceptance procedures

Agreement on completion acceptance procedures: The contractor shall organize the initial inspection after completion, and organize the final inspection after all problems are rectified within one week (including holidays) after the initial inspection. If the rectification is not carried out as required after the deadline, the construction period will be delayed according to the contract price / day penalty .

The calculation method of liquidated damages for the Employer's failure to organize the completion acceptance and issue the project acceptance certificate in accordance with this agreement is as follows: Same as general terms .

13.2.5 Handover and acceptance of all or part of the project

The deadline for the contractor to hand over the project to the employer: Same as general terms .

If the Employer fails to accept all or part of the Project as agreed in this Contract, the calculation method of liquidated damages shall be as follows: Same as general terms .

If the contractor fails to hand over the project on time, the penalty for breach of contract shall be calculated as follows: one per thousand per day of the contract price .

13.3 Engineering test run

13.3.1 Commissioning Procedure

Engineering test run content: Same as general terms .

13.6 Completion and Exit

13.6.1 Completion and exit

The deadline for the contractor to complete the project and leave the site: within 7 days after issuance of the project acceptance certificate .

14. Final settlement

14.1 Application for Completion Settlement

the contractor to submit the application form for completion settlement : Within 28 days after the completion acceptance report of the project is approved by the employer , the contractor shall submit complete completion drawings, completion materials and completion settlement report to the employer for the employer to conduct completion settlement audit (if the contractor fails to submit the above settlement documents to the employer within the prescribed time limit or the submitted settlement documents are incomplete, all consequences shall be borne by the contractor). The audit of the settlement shall be completed within 45 days from the date of receipt of the complete settlement documents submitted by the contractor by the audit department of the employer. The contractor shall actively cooperate with the employer in the final settlement audit. If the final settlement audit of the project is delayed due to the contractor's reasons, All consequences of The contractor shall bear the responsibility. If the contractor does not confirm or raise any objection within 14 days from the date of receiving the final review result proposed by the employer , it shall be deemed that the contractor has recognized the final review result proposed by the employer. .

The final settlement of the project shall be assessed by an appraisal unit commissioned by the employer, and the appraisal fee shall be calculated in accordance with the current engineering cost review fee standards in Shanghai: if the review and reduction rate of the final settlement of the project is below 5% (including 5% ), the appraisal fee shall be borne by the employer ( already included in the scope of the cost consulting contract ); if the review and reduction rate of the final settlement of the project is above 5% , the appraisal fee within 5% shall be borne by the employer ( already included in the scope of the cost consulting contract ), and the excess shall be borne by the contractor; if the final settlement of the project is increased due to review, the appraisal fee shall be borne by the contractor.

final settlement should include: Payment according to the contract .

14.2 Final Settlement Review

Deadline for the Employer to review and approve the Completion Payment Application: 28 days .

The deadline for the Employer to complete the completion payment: Same as general terms .

Regarding the method and procedure for reviewing the objection part of the completion payment certificate: Execute according to the general terms and conditions

14.4 Final Settlement

14.4.1 Final Settlement Application

Number of final settlement application forms submitted by the contractor: 3 .

Deadline for the contractor to submit the final settlement application form: Same as general terms .

14.4.2 Final Settlement Certificate and Payment

(1) The deadline for the Employer to complete the review and approval of the Final Settlement Application Form and issue the Final Settlement Certificate: It shall be implemented in accordance with the national and municipal regulations on completion settlement. .

(2) The deadline for the Employer to complete payment: Same as general terms .

15. Defect liability period and warranty

15.2 Defect Liability Period

Specific duration of the defect liability period: 2 years .

15.3 Quality Deposit

Agreement on whether to withhold the quality deposit: detain .

15.3.1 How the Contractor Provides a Quality Guarantee

The quality guarantee deposit is as follows: 2 Ways:

(1) Quality guarantee letter, the guarantee amount is: 5 % of the approved settlement price ; ;

(2) 5 % of the project payment ;

(3) Other methods : / .

15.3.2 Withholding of Quality Deposit

The withholding of the quality deposit shall be carried out in the following manner: 2 Ways:

(1) Withholding the amount of the project progress payment in installments. In this case, the calculation base of the quality guarantee deposit does not include the amount of advance payment, deduction and price adjustment;

(2) Withholding the quality guarantee deposit once and for all at the time of project completion settlement;

(3) Other detention methods : After the project is completed and accepted, a bank quality guarantee with a guarantee amount equal to the warranty amount shall be submitted. The guarantee shall be issued by the basic account and shall be valid until the expiration of the defect liability period. .

Supplementary agreement on quality deposit: / .

15.4 Warranty

15.4.1 Warranty Liability

The engineering warranty period is: Same as general terms .

15.4.3 Repair Notice

Reasonable time for the Contractor to receive the warranty notice and arrive at the project site: If the contractor fails to respond in time during the engineering warranty period (the agreed period: 24 hours for major emergency repairs, 72 hours for general repairs, or subject to written notice from Party A), the employer has the right to organize emergency repairs and urgent repairs, and the relevant material and labor costs will be deducted from the contractor's warranty deposit. At the same time, the contractor shall also bear the corresponding proportion of liquidated damages. At the same time, the general contractor must attach this content when signing contracts with all subcontractors.

16. Breach of Contract

16.1 Breach of Contract by the Employer

16.1.1 Circumstances of breach of contract by the employer

Other circumstances where the Employer breaches the contract: If the Employer fails to pay the Project Fee beyond the payment time agreed in the Contract and due to reasons other than the General Contractor, the General Contractor shall issue a written notice to the Employer requesting payment within 10 working days after the Employer exceeds the payment time (if the General Contractor fails to issue a written notice to the Employer requesting payment within the prescribed time limit, it shall be deemed that the General Contractor has acknowledged the Employer’s delayed payment behavior). If the Employer still fails to pay after receiving the written notice from the General Contractor, according to the general terms and conditions.

16.1.2 Liability of the Employer for Breach of Contract

The way and method of calculation of the Employer's liability for breach of contract:

(1) Liability for breach of contract due to failure to issue a commencement notice within Execute according to the general terms and conditions 7 days before the scheduled commencement date due to the Employer's fault :

(2) Liability for breach of contract due to failure to pay the contract price as agreed in the contract due to the employer's fault: Execute according to the general terms and conditions .

(3) The Employer ’s liability for breach of contract if he/she performs the cancelled work on his/her own or assigns the performance of the cancelled work to others in violation of Clause Execute according to the general terms and conditions10.1 (Scope of Changes) (2) :

(4) Liability for breach of contract when the specifications, quantity or quality of the materials and engineering equipment provided by the Employer do not conform to the contractual agreement, or when the delivery date is delayed or the delivery location is changed due to the Employer's fault Execute according to the general terms and conditions:

(5) Liability for breach of contract resulting from suspension of construction due to the Employer's breach of the contract:Execute according to the general terms and conditions .

(6) Liability for breach of contract where the employer fails to issue a resumption instruction within the agreed period without justifiable reasons, thus causing the contractor to be unable to resume work: Execute according to the general terms and conditions .

(7) Others: / .

16.1.3 Termination of the Contract Due to Breach of Contract by the Employer

If the Contractor suspends construction for 10 days as agreed in Section 16.1.1 [Breach of Contract by the Employer] and the Employer still fails to correct its breach of contract and the purpose of the contract cannot be achieved, the Contractor has the right to terminate the contract.

If the contractor terminates the contract in accordance with the above circumstances, the respective rights and obligations of the contractor and the employer shall be as follows:

① The Contractor shall reasonably and appropriately remove or dismantle all temporary facilities, construction machinery, construction tools, equipment, materials and goods from the construction site, and require its subcontractors to provide assistance for this purpose. However, the Contractor must be careful to prevent any casualties or property losses during the removal or dismantling process, and the Employer shall not bear any financial responsibility for this.

② In addition to the engineering payment paid under this Contract before the termination of the Contract, the Employer shall pay to the Contractor:

A. The total value of the work done up to the release date;

B. The amount of materials or goods ordered and paid by the Contractor specifically for the Project, or the amount of the order that must be paid according to the law. When the Employer pays the amount, the materials or goods ordered by the Contractor shall become the property of the Employer.

C. When the contract is terminated, the Contractor may also accept and retain all materials or goods that belong to the Employer but have not been used for the Project in accordance with this Contract Document until all amounts due to it are paid by the Employer.

16.2 Contractor’s Breach of Contract

16.2.1 Circumstances in which the Contractor breaches the Contract

Other circumstances in which the contractor breaches the contract:

a) If the Contractor replaces the Project Manager or the main technical, safety and quality persons in charge without the permission of the Employer, the Employer has the right to require them to revoke the decision; if the Contractor's Project Manager or technical person in charge is not competent for the Project, the Employer has the right to require them to be replaced and approved by the Employer. If the Contractor refuses to comply with the above requirements of the Employer, the Employer has the right to terminate this Contract.

b) If the construction site of the project is not kept clean due to the contractor's fault, causing adverse effects on the Employer, the contractor shall bear all expenses and losses caused thereby and The contractor shall pay the Employer 0.5% of the total contract price as liquidated damages; if the contractor uses self-mixed mortar at the construction site of this project, it shall bear all expenses and losses caused thereby and pay the Employer RMB 20,000/time as liquidated damages ; if the contractor violates the relevant regulations of Shangrao City, Jiangxi Province or the Employer on dust emission, noise control or waste disposal, it shall bear all expenses and losses caused thereby and pay the Employer 1% of the total contract price as liquidated damages. The contractor shall manage the construction site in accordance with the requirements of the city's civilized construction site and strive to create a civilized construction site in the city.

c) The Contractor fails to complete the Project control time points and final completion time in accordance with the quality and quantity stipulated in this Contract, or certain facts cause the Employer to believe that the Contractor is not competent for the Project. The contractor has the right to terminate this contract.

d) If the contractor fails to execute or fails to execute the instructions of the supervisor or the Employer's representative in a timely manner, the losses caused to the Employer shall be borne by the contractor. If the above behavior occurs three times repeatedly, the Employer has the right to terminate this contract.

e) Ensure that the quality of the project meets the one-time acceptance standard. If the project fails to meet this standard, the contractor shall be responsible for rectification until the project passes the acceptance standard, and the resulting costs and fines shall be borne by the contractor.

f) Delays in construction period due to rectification or rework will still be subject to a penalty of 1 ‰ of the contract amount for each calendar day of delay.

16.2.2 Contractor's liability for breach of contract

The contractor's liability for breach of contract shall be borne and calculated as follows: The contractor shall bear the increased costs and/or delayed construction period caused by its breach of contract. The specific execution order is as follows: 1 ) Contract, supplementary agreement, If the employer has an agreement on the on-site management system, the agreement shall prevail; 2 ) If the contractor has a commitment (including commitments in the bidding documents, other written commitments, oral commitments, etc.), and the employer accepts it, the commitment shall prevail; 3 ) If neither of the above two items is agreed upon or promised, the two parties shall negotiate together.

16.2.3 Termination of the Contract due to Contractor’s Breach of Contract

Special agreement on termination of contract due to breach of contract by the contractor: If the contractor breaches any one or more of the following, namely:

① Completely interrupting construction work before completion without reasonable cause;

② Failure to properly and diligently manage the construction resulted in serious delays in the construction period;

③ Refuse or neglect to comply with the written notice issued by the Employer requiring the Contractor to remove defective works or remove substandard materials or goods, and such refusal or neglect has a substantial impact on the Project .

The Employer shall bear the cost of the Contractor's continued use of the Contractor's materials, equipment, temporary works, Contractor's documents and other documents prepared by or on behalf of the Contractor at the Construction Site in the following manner: contractor .

16.2.4 If the Contractor is terminated by the Employer in accordance with the above terms, during the period when the Contract is not restored or continued, the rights and obligations of the Employer and the Contractor shall be supplemented by the following in addition to the General Terms:

① The Employer may invite other units to continue to complete the Project. The invited units may enter the construction site and use all temporary facilities, construction machinery, construction tools, equipment and all materials and goods used for the Project that have been delivered and placed at the construction site or turnover site, and may purchase all materials and goods required to continue to complete the Project .

② If requested by the Employer, the Contractor shall transfer to the Employer free of charge any formal order contracts for materials or goods signed for the Project and their benefits within 14 days after the termination date, but the Employer shall not make any further transfers. In addition, the Employer shall pay the Contractor any outstanding amounts under the above contracts .

③ The Contractor shall remove or dismantle any temporary facilities, construction machinery, construction tools, equipment, materials or goods belonging to or rented by it from the Construction Site when the Employer requests termination in writing (but not before). If the Contractor fails to comply with the written request within a reasonable period after the Employer issues such written termination request, the Employer may remove (but shall not be responsible for any loss or damage) any of the above-mentioned Contractor's property, and the expenses incurred shall be charged to the Contractor by the Employer as a debt or deducted by the Employer from the amount payable to the Contractor .

④ The Contractor shall pay the Employer the amount of any direct loss suffered by the Employer due to the termination of the Contract .

⑶ The contractor must promptly return all documents and materials included in this contract document to the employer .

Special agreement on termination of contract due to breach of contract by the contractor: Before the contract is terminated, the contractor shall be responsible for the maintenance of the construction site, and shall be borne by the contractor for any losses caused by poor maintenance .

The cost of the Employer's continued use of the Contractor's materials, equipment, temporary works, Contractor's documents and other documents prepared by the Contractor or on its behalf at the Construction Site shall be borne by: the Contractor .

17. Force Majeure

17.1 Confirmation of Force Majeure

In addition to the force majeure events stipulated in the general contract terms, other circumstances deemed as force majeure are: Natural disasters: including typhoons of level 12 or above in the urban area of the project location for more than 8 hours per week; high temperatures of more than 40 °C for 10 consecutive days in the urban area ; low temperatures of less than -8 °C for more than 5 consecutive days in the urban area ; rainstorms, hail, and snowstorms that occur once every 50 years (requires confirmation by the meteorological department); tsunamis; rainstorms, hail, and snowstorms that occur once every 20 years (requires confirmation by the meteorological department), the fall of UFOs in the sky (affecting construction within the construction scope), and other natural disasters that seriously affect construction (the contractor shall submit supporting materials to the employer for approval);

(1) Government actions: including government bans or new laws or regulations that have a significant impact on the performance of the contract; war, etc.;

(2) Abnormal social events: including coups, rebellions, riots; demonstrations or strikes that seriously affect construction; major infectious epidemic disease prevention and control measures (such as SARS); major fires and explosions caused by reasons other than the contractor.

17.4 Termination of the Contract Due to Force Majeure

After the contract is terminated, the Employer shall complete the payment within 14 days after the payment is agreed or determined.

18. Insurance

18.1 Engineering Insurance

Special Agreement on Engineering Insurance:

a) The contractor must purchase accident insurance for its employees, and purchase insurance for all staff and construction machinery and equipment on the construction site, and pay the insurance premium. If necessary, the supervisor may require the contractor to provide relevant insurance certificates to confirm that the contractor has handled the matter and paid the relevant fees as required. If the contractor does not purchase the required insurance, The Employer may purchase it on their behalf and deduct all the expenses incurred from the project payment due.

b) The Contractor must immediately notify the Employer of any claims and provide detailed information in writing .

18.3 Other Insurance

Regarding other insurance agreements: The quality warranty period shall be calculated from the date of completion and acceptance of the project. .

Should the contractor purchase property insurance for its construction equipment, etc.: yes .

18.7 Obligation to notify

Agreement on the obligation to notify when changing the insurance contract: Same as general terms .

20. Dispute Resolution

20.3 Dispute Review

Whether the parties to the contract agree to submit the engineering dispute to the dispute review panel for decision: / .

20.3.1 Determination of the Dispute Review Panel

Determination of members of the dispute review panel: / .

Deadline for selection of dispute reviewer: / .

Dispute Review Panel members' remuneration will be borne by: / .

Agreements on other matters: / .

20.3.2 Decision of the Dispute Review Panel

Agreement between the parties to the contract regarding this item: / .

20.4 Arbitration or Litigation

Any dispute arising from the contract and matters related to the contract shall be resolved in accordance with the following method 2 :

(1) Apply for arbitration to the Shanghai Arbitration Commission;

(2) Bring a lawsuit to the people's court in the location of the project.

Section 4 Contract Annexes

Appendix 1: Project Quality Warranty

Engineering Quality Warranty

Employer (full name): Wuyuan Siji Gongda Study Camp Travel Development Co., Ltd.

Contractor (full name): China Jingye Engineering Technology Co., Ltd.

the Civil Code of the People's Republic of China , the Construction Law of the People's Republic of China and the Regulations on Quality Management of Construction Projects, the employer and the contractor have signed, by consensus, a project quality warranty for the Wuyuan County Four Seasons Qinghua Gongda Comprehensive Practice Education Camp Research Building and Siji Gongda Reception Center Project (full name of the project).

1. Scope and content of project quality warranty

During the quality warranty period, the contractor shall bear the responsibility for project quality warranty in accordance with relevant legal provisions and contractual agreements.

The scope of quality warranty includes foundation engineering, main structure engineering, roof waterproofing engineering, waterproofing of bathrooms, rooms and exterior walls, heating and cooling systems, electrical pipelines, water supply and drainage pipelines, equipment installation and decoration engineering, and other items agreed by both parties. The specific warranty content is agreed by both parties as follows: All engineering contents within the scope of the contract .

2. Warranty period

According to the "Construction Project Quality Management Regulations" and relevant regulations, the quality warranty period of the project is as follows:

1). The foundation engineering and main structure engineering shall meet the reasonable service life stipulated in the design documents;

2). The waterproofing period for roofing projects, bathrooms, rooms and exterior walls with waterproofing requirements is 5 years;

3). The renovation project is 2 years;

4). Electrical pipelines, water supply and drainage pipelines, and equipment installation projects are 2 years;

5). The heating and cooling system has two heating periods and one cooling period;

6). The warranty period for other items is as follows: None .

The quality warranty period shall be calculated from the date of completion and acceptance of the project.

3.
Defect Liability Period

The defect liability period for a project is 24 months, and is calculated from the date the project is completed and accepted . Unit projects are accepted before the entire project, and the defect liability period for unit projects is calculated from the date the unit projects are accepted and accepted.

After the expiration of the defect liability period, the Employer shall return the remaining quality deposit.

4. Quality warranty responsibility

1）. For items that fall within the scope and content of warranty, the contractor shall respond promptly after receiving the warranty notice (during the agreed period: 24 hours for major emergency repairs, 72 hours for general repairs, or subject to Party A’s written notice). If the contractor fails to send someone to provide warranty service within the agreed period, the employer may entrust others to repair the items.

2）. If an emergency accident occurs and emergency repairs are required, the contractor shall arrive at the accident site immediately to carry out emergency repairs after receiving the accident notification.

3）. For quality problems involving structural safety, they shall be reported immediately to the local construction administrative department and relevant departments in accordance with the provisions of the "Construction Project Quality Management Regulations", and safety precautions shall be taken. The original designer or a designer with corresponding qualification level shall propose a warranty plan, and the contractor shall implement the warranty.

4）. After the quality warranty is completed, the Employer shall organize the acceptance.

5. Warranty Cost

The warranty costs shall be borne by the party responsible for the quality defects.

6. Other project quality warranty matters agreed upon by both parties: / .

The project quality warranty is jointly signed by the employer and the contractor before the project completion acceptance as an annex to the construction contract and is valid until the expiration of the warranty period.

Employer: Wuyuan Siji Gongda Study Camp Travel Development Co., Ltd. (Official Seal)

Legal representative:

Agent :

Person in charge:

Contractor: China Jingye Engineering Technology Co., Ltd. (Official Seal)

Legal representative:

Agent :

Person in charge:

Signing date : 2023 Month Day

Appendix 2: Integrity Responsibility Letter

Construction Project Integrity Responsibility Letter

Employer (full name): Wuyuan Siji Gongda Study Camp Travel Development Co., Ltd.

Contractor (full name): China Jingye Engineering Technology Co., Ltd.

In order to strengthen the construction of clean government, standardize the behaviors of both the Employer and the contractor in various activities of construction projects, prevent the occurrence of illegal and disciplinary violations for the pursuit of improper benefits, and protect the legitimate rights and interests of the state, the collective and the parties concerned, this clean government responsibility letter is formulated in accordance with the relevant national laws and regulations on engineering construction and relevant provisions on clean government construction.

1. Responsibilities of both parties

1.1 The relevant laws, regulations, policies and regulations of the state on construction projects and the various provisions on clean government construction should be strictly observed.

1.2 Strictly implement the construction project contract documents and consciously act in accordance with the contract.

1.3 All activities must adhere to the principles of openness, fairness, justice, integrity and transparency (unless otherwise provided by laws and regulations), and must not be carried out to obtain improper benefits, damage the interests of the state, the collective and the other party, or violate the rules and regulations of construction project management.

1.4 If it is found that the other party has violated regulations, disciplines or laws in its business activities, it should promptly remind the other party. If the circumstances are serious, it should be reported to its superior department or relevant departments such as discipline inspection and supervision, and justice.

2. Employer's Responsibilities

The leaders of the Employer and the staff engaged in the construction project shall abide by the following provisions before, during and after the construction of the project:

2.1 You may not ask for or accept kickbacks, gifts, securities, valuables, benefits, thank-you fees, etc. from contractors and related units.

2.2 The Employer and related entities shall not be reimbursed for any expenses that should be paid by the employer or individuals.

2.3 You shall not request, imply or accept the contractor and related units to provide convenience for personal housing decoration, weddings and funerals, work arrangements for spouses and children, and overseas travel and tourism.

2.4 You are not allowed to participate in banquets, fitness, entertainment and other activities organized by contractors and related units that may affect the impartial performance of official duties.

2.5 The employer shall not introduce the spouse, children or relatives to the Employer and related units or allow them to participate in business activities related to the project construction management contract with the employer; the employer shall not require the contractor and related units to use certain products, materials or equipment for any reason.

3. Contractor's Responsibilities

The contractor shall maintain normal business relations with the Employer, carry out business work in accordance with relevant laws, regulations and procedures, strictly implement relevant principles and policies of engineering construction, implement mandatory standards for engineering construction, and abide by the following provisions:

3.1 The Contractor shall not ask for, accept or give any gifts, securities, valuables, kickbacks, benefits, thank-you fees, etc. to the Employer and its staff for any reason.

3.2 The contractor and related units shall not be reimbursed for any expenses that should be paid by the other party or individual for any reason.

3.3 You shall not accept or imply any convenience for the Employer, related units or individuals in decorating houses, arranging weddings and funerals, arranging work for spouse and children, or going abroad or traveling, etc.

3.4 Banquets, fitness, entertainment and other activities that may affect the impartial performance of official duties shall not be organized for the Employer, related units or individuals for any reason.

4. Liability for Breach of Contract

4.1 If the staff of the Employer violates the first and second articles of this Responsibility Letter, they shall be dealt with in accordance with relevant laws and regulations; if they are suspected of committing a crime, they shall be transferred to the judicial authorities for criminal prosecution; if they cause economic losses to the Contractor, they shall be compensated.

4.2 If the staff of the contractor violates the first and third articles of this Responsibility Letter, they shall be dealt with in accordance with relevant laws and regulations; if they are suspected of committing a crime, they shall be transferred to the judicial authorities for criminal prosecution; if they cause economic losses to the Employer, they shall be compensated.

4.3 This Responsibility Letter, as an integral part of the Construction Project Contract, has the same legal effect as the Construction Project Contract and shall take effect immediately after being signed by both parties.

5. Validity period of the letter of responsibility

This responsibility letter is valid from the date of signing by both parties until the project is completed and accepted.

6. Number of copies of the letter of responsibility

This responsibility letter is an annex to the contract, with the same number of copies as the contract and having the same validity.

Employer: Wuyuan Siji Gongda Study Camp Travel Development Co., Ltd. (Official Seal)

Legal representative:

Authorized agent:

Person in charge:

Contractor: China Jingye Engineering Technology Co., Ltd.(Official Seal)

Legal representative:

Authorized agent:

Person in charge:

Signing date : 2023 Month Day

Appendix 3: Production Safety Responsibility Agreement

Production Safety Responsibility Agreement

In order to implement the management requirements of safe production and ensure the smooth progress of the project construction, Party A and Party B have agreed to the following agreement after consultation:

1. Before the construction begins, the employer shall submit the necessary construction sites to the contractor and clarify the contractor's responsibility area and requirements for safety management. The contractor is responsible for the safety management of the construction site and is the responsible unit for safety management of the construction site. The contractor must establish a safety guarantee system and submit relevant documents to the employer for record.

2. The Employer should actively organize and urge the contractor to carry out safety compliance activities, promptly convey and deploy the relevant safety production spirit and requirements of the superior, regularly listen to the contractor's opinions and requirements, and strengthen the guidance and coordination of safety production.

3. The Employer is responsible for organizing inspections of the contractor's safe and standardized operations and civilized construction conditions, and organizing regular assessments; contractors and relevant personnel who have made outstanding contributions or outstanding achievements in production safety should be given commendations and materials. award. If the contractor and relevant personnel violate regulations, illegal behaviors and existing problems, and do not actively cooperate in safety production, civilized and other excellence-enhancing standard activities, the Employer has the right to stop education, order them to make rectifications within a time limit, and punish the responsible unit every time Penalties range from RMB500 to RMB 5,000. For those who fail to make rectifications within the required time limit or fail to make rectifications and the circumstances are serious, the responsible unit will be fined RMB10,000 to RMB50,000 each time.

4. If a production accident or major casualties occur on the construction site, the Employer shall send personnel to participate in the investigation and handling by the labor administrative department and the judicial organ. The Employer may, according to the consequences and impact caused, impose a one-time economic penalty on the responsible unit for breach of contract. The economic penalty for breach of contract shall be deducted in accordance with the "Implementation Rules for Safety Deposit of Contracted Projects" (see attachment). The economic losses caused by the accident and the joint economic losses caused to the Employer by the contractor's responsibility shall be borne by the contractor.

5. The contractor must strictly implement the laws and regulations on production safety issued by the state and the city, and strictly follow the requirements of the Ministry of Construction of the People's Republic of China (Jianbiao (99) No. 79 "Notice on the Issuance of the Industry Standard "Construction Safety Inspection Standard"" (No. JGJ59-99) to strengthen internal safety management, implement various safety protection measures, and ensure that no major casualties occur during project construction.

6. The contractor shall prepare a construction organization design and construction plan in accordance with the safety operation specifications based on the characteristics, nature, scale and construction site conditions of the project, formulate and organize the implementation of various construction safety technical measures, and conduct safety and technical briefings to all construction personnel, and strictly carry out construction in accordance with the construction organization design and relevant safety requirements.

7. After entering the construction site, the contractor shall clearly identify the first person responsible for safety production at the construction site, and assign full-time safety management personnel according to the requirements of Document No. 10 of the General Office of the Ministry of Construction in 2000. That is, construction sites with more than 50 construction workers must be assigned full-time safety management personnel; construction sites with a construction cost of more than RMB10 million must be assigned 2 to 3 safety production management staff; construction sites with a construction cost of more than RMB50 million must set up full-time safety officers according to their professions, and form a safety management group to be responsible for the safety production management of the construction site. The list shall be submitted to the Employer for filing. The contractor shall establish and improve the safety production guarantee system, implement the safety responsibility system at all levels, improve various safety production systems (including reward and punishment systems), and be responsible for the safety production management of the unit and the construction responsibility area in accordance with the principle of "whoever constructs is responsible".

8. The contractor shall include the safety production work of each subcontractor and external personnel in the scope of unified management of the unit, make clear requirements, and sign a management agreement; strengthen the publicity and education of safe operation, civilized construction and self-protection for all construction personnel; do a good job in pre-job safety training, and special workers must be certified before taking up their posts; special workers from other provinces and cities who enter the city for construction must also undergo certification education at the relevant special operation assessment station in the city, and internship and training personnel are prohibited from working on site. Strictly implement various safety operating procedures to ensure construction safety.

9. The contractor must strengthen daily safety inspections in the construction responsibility area in accordance with the principle of "self-inspection of safety, self-correction of hidden dangers, and self-responsibility", promptly stop and deal with all kinds of illegal acts, and promptly implement rectification measures for hidden dangers found to eliminate them.

10. The contractor shall proactively accept the Employer's professional guidance, inspection and supervision on work safety, obey management, actively implement and participate in the Employer's work arrangements and organized activities, and request a review if he has any objection to the economic treatment given by the Employer for breach of contract. He has the right to report and request handling for the Employer's staff's illegal acts of abusing their power for personal gain, fraud, and intentional obstruction.

11. If a safety accident or casualties occur due to the contractor's negligence in management and illegal operations, the contractor should actively rescue the injured and protect the scene, and at the same time, report the safety accident to the employer and the local labor administrative department in strict accordance with the prescribed time limit, and shall not delay or conceal the report.

12. For the relevant clauses not mentioned in this agreement, Party A and Party B may negotiate and supplement and modify them as needed. If there are any inconsistencies with the relevant laws and regulations of the country and the city, they shall be implemented in accordance with the relevant laws and regulations of the country and the city.

13. The contractor should accept the supervision, inspection and guidance of the security department of the contracting party and actively implement the rectification instructions issued by the security department of the contracting party.

14. This Agreement, as an annex to the engineering contract between Party A and Party B, shall come into effect after the signing of the engineering contract and shall have the same legal effect as the engineering contract. This Agreement shall terminate upon the expiration of the engineering contract.

Employer: Wuyuan Siji Gongda Study Camp Travel Development Co., Ltd. (Official Seal)

Legal representative:

Authorized agent:

Person in charge:

Contractor: China Jingye Engineering Technology Co., Ltd.(Official Seal)

Legal representative:

Authorized agent:

Person in charge:

Signing date : 2023 Month Day

Appendix 4: Civilized Construction Responsibility Agreement

Civilized Construction Responsibility Agreement

In order to implement the "Construction Site Management Regulations for Construction Projects" and the " Interim Regulations on Civilized Construction Management for Construction Projects in Jiangxi Province " of the Ministry of Construction, and earnestly carry out civilized construction within the construction area of the project, Party A and Party B have agreed through consultation to clarify their respective responsibilities in civilized construction and civilized construction management, and have signed the following agreement.

1. Both parties agree that in project management and construction, we must adhere to the principle of social benefits first, economic benefits and social benefits being consistent, "convenient for people's lives, conducive to the development of production, and protection of the ecological environment", and adhere to the purpose of convenience, benefit and service for the people. Carry out civilized construction in project construction.

2. Both parties shall conscientiously implement the principle of civilized construction of "the Employer is responsible, the construction unit implements, and the local government supervises". The Employer's project management team will take the lead on site to establish a civilized construction management team with the participation of the three parties, responsible for daily management and coordination, and strive to create a civilized construction site. The Employer shall organize, guide, inspect, assess, and carry out selection and evaluation work in accordance with the city's regulations on creating civilized construction sites, and the implementation of the creation activities shall be the responsibility of the contractor.

3. The contractor shall formulate various civilized construction measures in its construction outline in light of the actual conditions of the project and implement the following relevant requirements:

1). Construction nameplates must be set up at the construction site in accordance with regulations, and all construction management and operating personnel must wear badges when on duty.

2). Separation facilities must be set up between the construction area and the non-construction area in accordance with regulations, and they must be continuous, stable, clean, beautiful and have smooth lines. If the enclosure facilities in the construction area are damaged, they must be repaired in time.

3). The road sections under construction should have lanes and sidewalks wide enough for vehicles to pass through, as well as safe paths for residents along the street. Traffic signs (plates) should be set up at all intersections of the construction roads in accordance with regulations, and warning lights and lighting should be set up at night to facilitate the passage of vehicles and pedestrians. In case of typhoons or rainstorms, people should be assigned to be on duty to ensure safety.

4). Practical temporary drainage and flood prevention measures must be implemented during construction. Discharge into the passageway is prohibited, and muddy water and cement slurry water are prohibited from being discharged directly into the sewer without sedimentation.

5). The layout of the construction site should be reasonable, and all kinds of materials, equipment, prefabricated components (including earthwork) should be stacked in an orderly manner without encroaching on the roadway or sidewalk. During construction, the protection of various pipelines should be strengthened.

6). Effective measures must be taken during construction to prevent debris from spilling, mud and wastewater from overflowing, control dust flying, reduce pollution to the city's environment caused by construction, and strictly control noise.

7). In order to cooperate with the implementation of the national and Jiangxi provincial requirements for environmental protection and pollution reduction, the contractor must entrust the government environmental protection supervision department to conduct a test on noise, dust and wastewater during the construction process from May to August each year, issue a corresponding test report, and submit it to the Employer for filing.

8). If it is found that the contractor has not carried out the above-mentioned environmental protection test work, such test work shall be handled by the Employer and the cost shall be borne by the contractor at double the cost.

4. The contractor shall be responsible for the environmental sanitation of the construction area and living area, establish and improve relevant rules and regulations, and implement the responsibility system. Ensure that the "five small" living facilities are complete and meet the requirements of the regulations.

5. The Employer shall provide regular guidance to the contractor in carrying out the work of creating a civilized construction site, organize regular inspections, and promptly notify the contractor to make corrections to any problems it has. The contractor shall also have the right to impose a fine of RMB 500 to RMB 5,000 on the responsible unit each time for breach of contract and take enhanced rectification measures. For those who fail to make corrections within the required time limit or make ineffective corrections, and where the circumstances are serious, the responsible unit shall be fined RMB 10,000 to RMB 50,000 each time. The costs incurred for rectification shall be deducted from the security deposit, with a maximum limit of RMB 100,000.

6. The contractor shall be borne by any economic penalties imposed on him due to his violation of civilized construction management requirements and his being discovered by relevant departments of the local government, as well as any economic losses suffered by the employer as a result.

7. This Agreement, as an annex to the engineering contract between Party A and Party B, shall come into effect after the engineering contract is formally signed and shall have the same legal effect as the engineering contract. This Agreement shall terminate upon the expiration of the engineering contract.

Employer: Wuyuan Siji Gongda Study Camp Travel Development Co., Ltd. (Official Seal)

Legal representative :

Agent :

Person in charge:

Contractor: China Jingye Engineering Technology Co., Ltd.( Official Seal )

Legal representative :

Agent :

Person in charge:

Signing date : 2023 Month Day

Appendix 5: Public Security and Fire Prevention Responsibility Agreement

Public security and fire prevention responsibility agreement

In order to effectively improve the public security and fire prevention work during the construction project and ensure the public security stability and fire safety of the construction site, according to the provisions of the " Regulations on Social Security Prevention Responsibilities of Jiangxi Province ", after consultation between Party A and Party B, the rights and obligations of both parties in public security prevention and fire safety are clarified:

I. Rights and obligations of the Employer

1). When signing a construction contract with a contractor, the employer shall hand over the contractor's written version of the "Construction Site Security and Fire Prevention Management Specifications" (attached below) to clarify requirements, implement responsibilities, and strengthen guidance.

2). The Employer shall promptly communicate to the Contractor the relevant requirements and information of the superior public security departments and superior units on the public security and fire prevention work at the construction site, regularly listen to the Contractor's situation and opinions on the public security and fire prevention work, and provide guidance and coordination.

3). The Employer has the right to inspect the implementation of public security and fire prevention work by the Contractor, and has the right to educate, stop and order the Contractor's personnel to rectify any violations of regulations and laws and related issues within a time limit, and if necessary, give them corresponding economic treatment (RMB500 to RMB1,000 each time) according to the breach of contract.

4). The contractor's illegal acts that the employer has the right to take economic action against include:

(1) Using liquefied gas cylinders or illegally storing flammable and explosive dangerous goods without the approval of the public security fire department, but without causing any consequences.

(2) Failure to strictly follow the Company's "Regulations on the Management of Open Flames at Construction Sites" (attached below) in conducting open flame operations and no consequences have been caused.

(3) Illegal acts that affect the public security and order of the construction site, such as gang fights, gambling, watching pornographic videos, etc., and illegal mixing of men and women in dormitories.

(4) Violation of the “Safety Management Regulations for Electricity Use at Construction Sites” (attached below) in the use of electricity, such as the use of electric stoves, kerosene stoves, electric blankets, electric irons, and other types of electric heaters with open flames without authorization, or the use of high-energy-consuming lamps for heating or baking, or illegal smoking in fire-prohibited areas.

5). If the contractor commits a serious crime or a serious fire accident in its area of responsibility, the public security and judicial departments shall investigate and deal with it. However, the Employer may exercise the right to veto the selection of advanced collectives and individuals against the contractor or the first responsible person for public security and fire prevention according to the consequences and impact caused. At the same time, the contractor may also be subject to a one-time liability breach of contract economic punishment of RMB 2,000 to RMB50,000.

6). The economic settlement of the contractor's liability breach shall be made by the Employer in a written notice to the contractor for approval. The settlement fee shall be directly deducted from the contractor's engineering payment.

7). According to the needs of the entire construction site security, if it is necessary to add or hire security guards, the Employer may decide on the implementation plan based on the principle of "consultation and centralization". The cost shall be shared by the construction units involved according to actual needs, and the contractor shall not shirk the responsibility.

II. Rights and Obligations of the Contractor

1). After entering the construction site, the contractor shall promptly and clearly identify the first responsible persons for site security and fire prevention, including full-time (part-time) security and fire fighting cadres and the security and protection organization network, and report them in writing to the Employer for record.

2). During the construction period, the contractor must abide by and implement the laws and regulations on public security and fire protection promulgated by the state and the city, conscientiously implement the "Construction Site Public Security and Fire Protection Management Standards" formulated by the Employer, obey management, and be fully responsible for the public security stability and fire safety in the responsible area to ensure that no major public security, criminal cases or fire accidents occur.

3). In addition to accepting the leadership of its superior unit, the contractor's public security and fire prevention work should also actively accept the business guidance, supervision and inspection of the Jiangxi Urban Rail Transit Public Security Bureau and the Employer. The contractor should actively implement the "creation of a public security qualified construction site" and other tasks assigned by the public security organs and the Employer. For various hidden dangers found by the public security departments and the contractor during the inspection, rectification should be organized or corresponding preventive measures should be taken within the prescribed period to ensure safety.

4). Once a public security, criminal case or fire accident occurs on the construction site, the contractor shall, while actively handling and protecting the site, immediately report to the public security department and the Employer and accept investigation and handling. The losses caused (including to the Employer) shall be borne by the contractor.

5). If the contractor has any objection to the economic treatment of liability for breach of contract due to illegal behavior, he may file an appeal and request a review. If he finds that the Employer's staff has abused their power, engaged in malpractice for personal gain, deliberately made things difficult, etc., he has the right to report it to the Employer's leaders or relevant authorities and request a handling.

6). The contractor should accept the supervision, inspection and guidance of the Employer’s security department and actively implement the rectification instructions issued by the contractor’s security department.

III. Others

1). For the relevant clauses not mentioned in this agreement, Party A and Party B may negotiate and supplement and modify them as needed. If there are any inconsistencies with the relevant laws and regulations of the state and the city, they shall be implemented in accordance with the relevant regulations of the state and the city.

2). This Agreement, as an annex to the Project Contract, shall come into effect after the Project Contract is formally signed and shall have the same legal effect as the Project Contract. This Agreement shall terminate upon the expiration of the Project Contract.

Employer: Wuyuan Siji Gongda Study Camp Travel Development Co., Ltd. (Official Seal)

Legal representative :

Agent :

Person in charge:

Contractor: China Jingye Engineering Technology Co., Ltd.( Official Seal )

Legal representative :

Agent :

Person in charge:

Signing date : 2023 Month Day

Appendix 6: List of main construction management personnel of the contractor

List of main construction management personnel of the contractor

name	Name	Position	job title	Main qualifications, experience and projects undertaken
1. Headquarters Staff
Project Director
Other Personnel

2. On-site personnel
project manager
Deputy Project Manager
Technical director
Cost Management
Quality Control
Materials Management
Program Management
Security Management
Other Personnel

Note: The staffing standards for the project site management organization are not lower than the standard requirements specified in the "Guidelines for Staffing Key Positions in Construction Site Project Management Organizations of Construction Enterprises in Jiangxi Province".

Appendix 7: List of main construction management personnel of subcontractors

Table of main construction management personnel of subcontractors

name	Name	Position	job title	Main qualifications, experience and projects undertaken
1. Headquarters Staff
Project Director
Other Personnel

2. On-site personnel
project manager
Deputy Project Manager
Technical director
Cost Management
Quality Control
Materials Management
Program Management
Security Management
Other Personnel

Appendix 8: Performance Guarantee

Performance guarantee in bank format

Appendix 9: Advance Payment Guarantee (No advance payment for this project)

Advance payment guarantee

Wuyuan Siji Gongda Study Camp Travel Development Co., Ltd. (Name of Employer):

According to China Jingye Engineering Technology Co., Ltd. (Contractor's name) (hereinafter referred to as the "Contractor") and Wuyuan Siji Gongda Study Camp Travel Development Co., Ltd. (Name of Employer) (hereinafter referred to as “Employer”) YY/MM Signed on (Project Name) Construction Project Construction Contract, the contractor submits an advance payment guarantee to you in the agreed amount, which means that you are entitled to receive an advance payment of the same amount. We are willing to provide a joint and several liability guarantee for the contractor for the advance payment you provide to the contractor.

1. Guarantee amount in RMB (in capital letters) (¥ ).

2. The guarantee is valid from the time the advance payment is paid to the contractor until the progress payment certificate issued by you indicates that the progress payment has been fully deducted.

3. During the validity period of this letter of guarantee, if the contractor violates the obligations stipulated in the contract and demands to recover the advance payment, we will unconditionally pay it within 7 days after receiving your written notice. However, the guaranteed amount of this letter of guarantee shall not exceed the amount of the advance payment at any time minus the amount deducted by you in the progress payment certificate issued to the contractor in accordance with the contract.

4. When you and the contractor modify the contract as agreed upon in the contract, our obligations under this letter of guarantee remain unchanged.

5. Any dispute arising from this letter of guarantee may be settled through negotiation between the two parties. If the negotiation fails, either party may file a claim for Arbitration by the Arbitration Committee.

6. This letter of guarantee shall take effect on the date when it is signed by the legal representative of our company (or its authorized agent) and affixed with the official seal.

Guarantor: (Stamp of the unit)

Legal representative or his authorized agent: (signature)

Address:

Postal code:

Telephone:

Fax:

YY/MM/DD

Appendix 10: Payment Guarantee

Payment Guarantee

China Jingye Engineering Technology Co., Ltd. (contractor):

Since you, as the contractor, have Wuyuan County Four Seasons Gongda Research and Travel Development Co., Ltd. (Name of Employer) (hereinafter referred to as “Employer”) Year moon Signed on (Project Name) Construction Project Construction Contract (hereinafter referred to as the "Main Contract"), upon the request of the Employer, we are willing to provide you with the following guarantees in the form of a guarantee for the Employer to fulfill its obligation to pay the construction fee as agreed in the Main Contract:

1. Scope and amount of guarantee

1). The scope of our guarantee is the project payment agreed in the main contract.

2). The project payment agreed in the main contract as mentioned in this letter of guarantee refers to the contract price agreed in the main contract excluding the project quality guarantee deposit.

3). The amount we guarantee is the engineering payment agreed in the main contract. %, the maximum amount shall not exceed RMB (in capital letters: ).

2. Guarantee Method and Guarantee Period

1）. Our guarantee method is: joint and several liability guarantee.

2）. The period of our guarantee is: from the date of entry into force of this contract to the date after the payment of the engineering fee agreed in the main contract is completed. Intraday.

3）. If you and the Employer agree to change the payment date of the project funds, the guarantee period will be adjusted accordingly based on the changed payment date with our written consent.

3. Forms of Assuming Guarantee Liability

The form of our guarantee liability is payment on your behalf. If the Employer fails to pay the project fee to you as agreed in the main contract, we will pay on your behalf within the guarantee amount.

4.Compensation Arrangements

1). If you require us to assume the guarantee liability, you should send us a written claim notice and the evidence that the Employer has not paid the engineering fee agreed in the main contract. The claim notice should state the amount of the claim and the account to which the payment should be made.

2). If a dispute arises between you and the Employer over the quality of the project and the Employer refuses to pay you for the project, if you require us to fulfill our guarantee responsibility and make payment on your behalf, you must provide quality description materials issued by a project quality inspection agency that meets the corresponding requirements.

3). We will make unconditional payment within 7 days after receiving your written notice of claim and relevant supporting documents.

5.Release of Guarantee Liability

1). If you do not assert the guarantee liability to us in writing within the guarantee period promised in this letter of guarantee, our guarantee liability will be terminated from the day after the expiration of the guarantee period.

2). If the Employer has fulfilled all payment obligations for the project as agreed in the main contract, our guarantee liability will be terminated from the day after the expiration of the guarantee period promised in this letter of guarantee.

3). When the amount we pay to you for fulfilling our guarantee obligation in accordance with this letter of guarantee reaches the guaranteed amount of this letter of guarantee, our guarantee obligation will be released from the date we pay you (the payment is debited from our account).

4). In accordance with the provisions of laws and regulations or other circumstances that should relieve our guarantee liability, our guarantee liability under this letter of guarantee shall also be relieved.

5). After we release our guarantee responsibility, you should Please return the original copy of this letter of guarantee to us within one working day.

6.Disclaimer

1). If the Employer is unable to perform its obligations due to your breach of contract, we will not bear any guarantee liability.

2). If the Employer is exempted from part or all of its obligations in accordance with the provisions of laws and regulations or other agreements between you and the Employer, we will also be exempted from its corresponding guarantee liability.

3). If you and the Employer agree to change the main contract, and if the Employer's responsibilities are increased, which results in an increase in our guarantee liability, you must obtain our written consent. Otherwise, we will no longer bear the increased guarantee liability. However, the changes agreed upon in Article 10 [Changes] of the main contract are not subject to this clause.

4). If the Employer is unable to perform its obligations due to force majeure, we will not bear any guarantee liability.

7. Dispute Resolution

Any disputes arising from this letter of guarantee or matters related to this letter of guarantee may be settled through negotiation between the two parties. If the negotiation fails, the following provisions shall apply: 2 Ways to solve:

(1) Apply for arbitration to the Shanghai Arbitration Commission;

(2) File a lawsuit with the Shanghai Jing’an District People’s Court.

8. Effectiveness of Letter of Guarantee

This letter of guarantee shall come into effect on the date when it is signed by the legal representative of our company (or its authorized agent) and stamped with the official seal.

guarantor: (stamp)

Legal representative or authorized agent: (signature)

address:

postal code:

fax:

YY/MM/DD